Exhibit 5.1
August 11, 2008

Nortek, Inc.
50 Kennedy Plaza
Providence, RI 02903

Re:	$750,000,000 aggregate principal amount of 10% Senior Secured Notes due December 1, 2013 of Nortek, Inc. issued in exchange for $750,000,000 aggregate principal amount of 10% Senior Notes due December 1, 2013 of Nortek, Inc. and the related Guarantees
Ladies and Gentlemen:
     We have acted as counsel to Nortek, Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company listed on Schedule I hereto (such listed subsidiaries, the “Covered Guarantors”) in connection with (i) the proposed issuance by the Company in the exchange offer (the “Exchange Offer”) of $750,000,000 aggregate principal amount of 10% Senior Secured Notes due December 1, 2013 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like principal amount of the Company’s outstanding 10% Senior Secured Notes due December 1, 2013 (the “Outstanding Notes”), which have not been, and will not be, so registered, (ii) the guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Covered Guarantors and the subsidiaries of the Company listed on Schedule II hereto (such listed subsidiaries, the “Other Guarantors” and, together with the Covered Guarantors, collectively, the “Guarantors”) and (iii) the preparation of the registration statement on Form S-4 filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Registration Statement”) for the purpose of registering the Exchange Notes and the Exchange Guarantees under the Securities Act.
     The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of May 20, 2008, between the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The terms of the Exchange Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.
     This opinion is furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our

Nortek, Inc.	- 2 -	August 11, 2008

opinion, we have relied, without independent verification, on representations made in the Indenture, certificates and other documents and other inquiries of officers of the Company and the Covered Guarantors and of public officials.
     The opinions expressed below are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act, the laws of the Commonwealth of Massachusetts, the California Corporation Law and the California Limited Liability Company Law and the federal laws of the United States of America. Authorization of the Guarantees by Guarantors other than the Covered Guarantors are being opined upon by:
     (i) with respect to the laws of the States of Missouri and Arizona, Bryan Cave LLP;
     (ii) with respect the laws of the State of Connecticut, Cohn Birnbaum & Shea;
     (iii) with respect to matters governed by the laws of the State of Florida, Greenberg Traurig, P.A.;
     (iv)with respect to matters governed by the laws of the State of Utah, Holland & Hart LLP;
     (v) with respect to matters governed by the laws of the State of Oklahoma, McAfee & Taft, P.C.;
     (vi) with respect to matters governed by the laws of the State of Michigan, Rhoades & McKee PC; and
     (vii) with respect to matters governed by the laws of the State of Kentucky, Wyatt, Tarrant & Combs, LLP.
     Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:
1.	The Exchange Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The Exchange Guarantees have been duly authorized by each of the Covered Guarantors and, when the Exchange Notes are executed and authenticated in accordance with the terms of the Indenture and delivered against receipt of the Outstanding Notes surrendered in exchange therefor upon completion of the Exchange Offer, the Exchange Guarantees will constitute legal, valid and binding obligations of each Guarantor, enforceable against each Guarantor in accordance with their terms.

Nortek, Inc.	- 3 -	August 11, 2008

     Our opinion that the Exchange Notes and Exchange Guarantees constitute the legal, valid and binding obligations of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, are subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and secured parties, (b) general principles of equity and (c) the effects of possible judicial application of foreign laws or foreign governmental or judicial action affecting creditor’s rights. Our opinions set forth above are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution may be limited by public policy considerations. In addition, we express no opinion as to the enforceability of any provision providing for non-effectiveness of oral modifications, submission to jurisdiction, waiver of or consent to service of process and venue, waiver of offset or defenses, powers of attorney or any provision constituting a penalty or forfeiture. We express no opinion with respect to the applicability of Section 548 of the Bankruptcy Code or any other fraudulent conveyance provisions.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Exchange Notes and the Exchange Guarantees. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours, /s/ Ropes & Gray LLP Ropes & Gray LLP

SCHEDULE I
COVERED GUARANTORS

Covered Guarantors	Jurisdiction of Incorporation
Aigis Mechtronics, Inc.	Delaware
AllStar PRO, LLC
Aubrey Manufacturing, Inc.
Broan-NuTone LLC
Broan-NuTone Storage Solutions LP
CES Group, Inc.
Cleanpak International, Inc.
HC Installations, Inc.
HomeLogic LLC
Huntair, Inc.
Jensen Industries, Inc.
Linear H.K. LLC
Mammoth China Ltd.
Mammoth, Inc.
Niles Audio Corporation
Nordyne China, LLC
Nordyne Inc.
NORDYNE International, Inc.
Nortek International, Inc.
NuTone Inc.
Rangaire GP, Inc.
Rangaire LP, Inc.
SpeakerCraft, Inc.
WDS LLC
Advanced Bridging Technologies, Inc.	California
Gefen, Inc.
Linear LLC
Pacific Zephyr Range Hood Inc.
Panamax Inc.
Secure Wireless, Inc.
Xantech Corporation
Zephyr Corporation
International Electronics, Inc.	Massachusetts

SCHEDULE II
OTHER GUARANTORS
Elan Home Systems L.L.C.
Governair Corporation
GTO, Inc.
J.A.R. Industries, Inc.
Lite Touch, Inc.
Magenta Research Ltd.
Omnimount Systems, Inc.
Operator Specialty Company, Inc.
Temtrol, Inc.
Webco, Inc.